Exhibit 99.1

AMENDMENT NUMBER THREE TO THE
LOWE’S 401(k) PLAN

This Amendment Number One to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2013 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company currently maintains the Plan; and
WHEREAS, the Company previously amended the Plan by Amendment Number Two effective as of July 18, 2015 to add provisions to permit Roth Contributions to the Plan pursuant to Internal Revenue Code Section 409A (the “Roth Amendment”); and
WHEREAS, the Company desires to postpone the implementation of Roth Contributions and believes the best method to accomplish that is to withdraw the provisions of Amendment Number Two pertaining to Roth Contributions prior to their becoming effective;
NOW, THEREFORE, the Plan is hereby amended to withdraw paragraphs 1 through 5 of the Roth Amendment such that those paragraphs will have no force or effect after the date of this Amendment Number Three. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect including the provisions of paragraphs 6 and 7 of the Roth Amendment which became effective as of January 1, 2015.
IN WITNESS HEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 16th day of June, 2015.

LOWE’S COMPANIES, INC.

By:	/s/ Maureen K. Ausura
Maureen K. Ausura Chief Human Resources Officer